FOURTH AMENDED AND RESTATED

                       IMPLEMENTATION PROCEDURES FOR

                            CRUDE OIL LIFTINGS



                     Effective Date:  January 1, 1994

                        FOURTH AMENDED AND RESTATED
                       IMPLEMENTATION PROCEDURES FOR
                            CRUDE OIL LIFTINGS
                             TABLE OF CONTENTS
     ARTICLE                                                           PAGE

 I.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

II.  EFFECTIVE DATE. . . . . . . . . . . . . . . . . . . . . . . . . . . .8

 III.    GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . .9

IV.  NOTICES TO CONTRACTORS REGARDING PSC AND IJV
     AVAILABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

 V.  NOTICES TO CONTRACTORS REGARDING CONTRACTORS'
     AVAILABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

VI.  VESSEL NOMINATION AND SCHEDULING. . . . . . . . . . . . . . . . . . 16

 VII.    LAYTIME AND DEMURRAGE . . . . . . . . . . . . . . . . . . . . . 25

VIII.    EMERGENCY DISPOSAL. . . . . . . . . . . . . . . . . . . . . . . 25

XI.  ACCOUNTING PROCEDURES . . . . . . . . . . . . . . . . . . . . . . . 28

 X.  CONFLICTS AND ORDER OF PRECEDENCE . . . . . . . . . . . . . . . . . 28

XI.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

 XII.    SUCCESSORS AND ASSIGNS. . . . . . . . . . . . . . . . . . . . . 31

XIII.    GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . 31

 XIV.    CAPTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

XV.  ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . 32

 XVI.    AMENDMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . 32

XVII.    WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

EXHIBIT A -   Example of IJV Party Year-End (Over)/Under Carry
     Forward  A-1

EXHIBIT B -   Accounting Procedures for Final Settlement with Pertamina
     and Tax Matters    B-1


                         FOURTH AMENDED AND RESTATED
                       IMPLEMENTATION PROCEDURES FOR
                            CRUDE OIL LIFTINGS



     THESE FOURTH AMENDED AND RESTATED IMPLEMENTATION PROCEDURES
FOR CRUDE OIL LIFTINGS are entered into as of the Effective Date by and among VIRGINIA INDONESIA COMPANY, LASMO SANGA SANGA LIMITED,
OPICOIL HOUSTON, INC.,  UNION TEXAS EAST KALIMANTAN LIMITED,
UNIVERSE GAS & OIL COMPANY, INC. and VIRGINIA INTERNATIONAL
COMPANY.

     Capitalized terms used herein, unless otherwise defined, have the meanings set forth in Article I.

                           W I T N E S S E T H :

     WHEREAS, pursuant to the Third Amended and Restated
Implementation Procedures, Contractors established procedures pursuant to which each Contractor lifts its crude oil entitlement under the PSC; and

     WHEREAS, Contractors wish to enter into this Agreement to amend and restate the Third Amended and Restated Implementation
Procedures to provide for certain revisions thereto.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, Contractors hereby agree as follows:

                          ARTICLE I - DEFINITIONS

In this Agreement, the following terms shall have the meanings set forth below:

    "Agreement" shall mean the Fourth Amended and Restated
    Implementation Procedures for Crude Oil Liftings.

    "Annual Crude Oil Gross Receipts" attributable to a Contractor shall mean the sum of the gross receipts determined for each Month of a Year by multiplying the number of Barrels such Contractor Lifted in the Month by the applicable Crude Oil Price for such Month, including any payments made to or by such Contractor pursuant to the Final Settlement with Pertamina.

    "Barrel", "Crude Oil", "Natural Gas", "Operating Costs",
    "Contract Area", and such other words not specifically defined herein shall have the meanings set forth in the PSC.

    "Contractors" shall mean VICO, LASMO Sanga Sanga Limited, OPICOIL Houston, Inc., Union Texas East Kalimantan Limited, Universe Gas & Oil Company, Inc. and Virginia International Company, collectively. "Contractor" shall refer to any one of the Contractors.

    "Contractor's Availability" shall mean, with respect to a Crude Oil Stream, as of any given date, a Contractor's Working Interest Share of IJV Availability, as adjusted downward or upward, respectively, by such Contractor's then current
    Overlift or Underlift.

    "Contractors' Share Oil" shall mean, as to each Crude Oil
    Stream, the quantity of Crude Oil to which Contractors are entitled under Section 6.1.3 and 6.3.1 of the PSC.

    "Cost Oil" shall mean, as to each Crude Oil Stream, the quantity of oil which is for recovery of Operating Costs under
    Section 6.1.2 of the PSC and the quantity of oil to which Contractors are entitled under Section 6.1.7 of the PSC.

    "Crude Oil Offtake Coordinator" shall have the meaning attributed to it in Section 3.4 hereof.

    "Crude Oil Price" shall mean the price of Crude Oil in effect for a particular period, as provided in Section 7.1.1(a) of the PSC, used to determine the weighted average price of Crude Oil for a Year for purposes of calculating cost recovery pursuant to Section 6.1 of the PSC.

    "Crude Oil Stream" shall mean at any particular time each type of Crude Oil available for Lifting by the Contractors that the Terminal Operator segregates and stores separately at the Santan Terminal from other types of Crude Oil available for Lifting by the Contractors.

    "Domestic Market Obligation" shall mean the quantity of PSC Availability which Contractors are obligated to furnish to fulfill the obligation towards the supply of the domestic market in Indonesia under Section 5.1.2 (p) of the PSC.

    "Effective Date" shall mean the date specified in Article II hereof.

    "Emergency Lifting Quantity" shall have the meaning attributed to it in Section 8.2 hereof.

    "Final Settlement" shall have the meaning attributed to it in Exhibit B hereof.

    "IJV Availability" shall mean, with respect to a Crude Oil Stream, as of any given date, all PSC Availability, less any portion thereof nominated by Pertamina to be Lifted pursuant to the terms of the PSC, including Pertamina Share Oil, Cost Oil or the Domestic Market Obligation.

    "Interparty Imbalance" shall be calculated pursuant to Exhibit A at the end of each Year and shall mean, for each Contractor and with respect to each Crude Oil Stream, the Contractor's Working Interest Share of the IJV's entitlement, pursuant to the PSC, to all Liftings by the IJV and Pertamina during the Year, less the Contractor's Liftings for the Year, adjusted for the Contractor's Working Interest Share of the Final Settlement for such Year.

    "Lift", "Lifted" and "Lifting" all refer to the act of taking
    Crude Oil at the Point of Lifting. A Lifting shall be deemed to have occurred in the Month designated on the corresponding bill of lading.

    "LNG" shall mean liquefied Natural Gas.

    "Month" shall mean a calendar month.

    "Offtake Procedure" shall mean the Crude Oil Offtake Procedure, Santan Terminal dated October 23, 1974, by and among Roy M. Huffington, Inc. (predecessor to VICO as operator for activities conducted pursuant to the PSC), on behalf of the Contractors (or their respective predecessors in interest), Union Oil Company of Indonesia (whose successor in interest is Unocal Indonesia Company), Japex Indonesia Limited (whose successor in interest is Indonesia Petroleum, Ltd.) and Pertamina, as hereafter amended.

    "Overlift" or "Underlift" shall be calculated separately for Pertamina and for each Contractor as of any date specified herein, and shall mean, with respect to a Crude Oil Stream:

    a. for Pertamina, the cumulative amount, expressed in Barrels, by which the quantity of Crude Oil Pertamina has Lifted during that Year up to such date is, respectively, greater or less than the sum of (i) the quantity of PSC Availability as of the first day of that Year to which Pertamina was entitled under the terms of the PSC plus
        (ii) the quantity of additions to PSC Availability during such period to which Pertamina was entitled under the terms of the PSC; and

    b. for each Contractor, the cumulative amount, expressed in Barrels, by which the quantity of Crude Oil that Contractor has Lifted during that Year (Y) up to such date is, respectively, greater or less than the sum of (i) the quantity of PSC Availability as of the first day of that Year to which the Contractor was entitled under the terms of the PSC (including the Interparty Imbalance carried forward from the prior Year (Y-1) pursuant to Section 5.3 hereof) plus (ii) the quantity of additions to PSC Availability during such period to which the Contractor was entitled under the terms of the PSC.

    "Pertamina" shall mean PERUSAHAAN  PERTAMBANGAN  MINYAK  DAN
    GAS BUMI NEGARA, the Indonesian State Enterprise established on the basis of Law No. 8/1971.

    "Pertamina Share Oil" shall mean the quantity of Crude Oil to which Pertamina is entitled under Section 6.1.3 and 6.3.1 of the PSC.

    "Point of Lifting" shall mean the flange between the Santan
    Terminal's delivery hose and cargo intake of a vessel at Santan Terminal.

    "PSC" shall mean the Amended and Restated Production Sharing Contract dated April 23, 1990, but effective August 8, 1968, and the Production Sharing Contract dated April 23, 1990, but effective August 8, 1998, both between Pertamina and the Contractors (or their predecessors in interest), as such contracts may be subsequently amended, amended and restated or extended.

    "PSC Availability" shall mean, with respect to a Crude Oil Stream, as of any given date, all quantities of that Crude Oil Stream available for Lifting by Pertamina and the Contractors under the terms of the PSC, the Santan Operating Agreement and the Offtake Procedure.

    "Quarter" shall mean a quarter of a Year beginning on the first day of January, April, July or October.

    "Santan Operating Agreement" shall mean the Santan Terminal Facilities Joint Operating Agreement dated October 22, 1974, by and among Union Oil Company of Indonesia (whose successor in interest is Unocal Indonesia Company), as Terminal Operator, Japex Indonesia Limited (whose successor in interest is Indonesia Petroleum, Ltd.) and Roy M. Huffington, Inc. (predecessor to VICO as operator for activities conducted pursuant to the PSC), as hereafter amended.

    "Santan Terminal" shall mean those facilities described in
    Section 1.1 of the Santan Operating Agreement.

    "Terminal Operator" shall mean the party designated under the provisions of Section 3 of the Santan Operating Agreement to act as Operator thereunder.

    "Third Amended and Restated Implementation Procedures" shall mean the Third Amended and Restated Implementation Procedures for Crude Oil Liftings, effective as of July 1, 1993, among the Contractors.

    "VICO" shall mean Virginia Indonesia Company.

    "Working Interest Share" of a Contractor shall mean the working interest of such Contractor in the Indonesian Joint
    Venture established pursuant to the Joint Venture Agreement dated August 8, 1968 among the Contractors (or their predecessors in interest).

    "Year" shall mean a calendar year.


                        ARTICLE II - EFFECTIVE DATE

Effective January 1, 1994 (the "Effective Date"), this Agreement shall supersede and replace the Third Amended and Restated
Implementation Procedures.

                     ARTICLE III - GENERAL PROVISIONS

3.1 Each Contractor shall have the right and obligation to take in kind and separately dispose of its respective Contractor's Availability of each Crude Oil Stream. The Contractors agree that as of August 1, 1994 there are two Crude Oil Streams available at the Santan Terminal: (i) Bontang Mix, which results from the commingling of Crude Oil from VICO-operated fields with liquid condensates from the Bontang LNG plant; and
    (ii) Attaka/Badak, which results from the commingling of Bontang Mix with Crude Oil from fields operated by other parties. From the Effective Date through July 31, 1994, the Contractors agree that only Badak Crude Oil was available at the Santan Terminal.

3.2 Any Contractor shall have the right to nominate for Lifting in any Month any portion of IJV Availability of a Crude Oil
    Stream not nominated for Lifting by any other Contractor as of the tenth (10th) day of the preceding Month.

3.3 The Contractors recognize that of primary importance in the operation of the Contract Area as well as the Santan Terminal is the uninterrupted production of Natural Gas and its subsequent transformation into LNG at the Bontang liquefaction facilities in order to meet contractual obligations and market demands therefor.

3.4 VICO is hereby appointed and authorized by the Contractors to schedule and control all Crude Oil Liftings in conjunction with the Terminal Operator and to act on behalf of the Contractors when dealing with Pertamina pursuant to the terms and conditions of the Offtake Procedure.

3.5 VICO shall appoint a representative to be designated as the Crude Oil Offtake Coordinator who shall coordinate Liftings among the Contractors and at the same time endeavor to ensure that all Liftings are scheduled such that (i) the production of Natural Gas from the Contract Area and subsequent transformation thereof into LNG is not interrupted or otherwise adversely affected and (ii) planned Crude Oil production can at all times be contained within the limits of available storage.

3.6 Each Contractor shall consult with and seek advice and assistance from the Crude Oil Offtake Coordinator on matters relating to scheduling of Liftings and shipments.

3.7 Title to and risk of loss of all Crude Oil Lifted shall pass to the Lifting Contractor at the Point of Lifting.

3.8 All deliveries of IJV Availability shall be made at the Santan Terminal to a vessel nominated pursuant to the terms of this Agreement.

3.9 All Lifting Contractors shall comply with the applicable Santan Port Rules which have been properly adopted pursuant to Sections 4.4 and 4.5 of the Santan Operating Agreement in order to ensure the safe operation of the Santan Terminal and its harbor. VICO shall provide copies of the Santan Port Rules to the Contractors upon request and shall advise of any proposed and actual changes with respect thereto.

3.10 Each Contractor shall pay or arrange for payment of all consular, agency, towage, pilotage, customs, quarantine, tonnage and port fees, taxes, charges and expenses assessed against or with respect to a vessel engaged in Lifting Crude Oil on behalf of that Contractor.

3.11 Except as otherwise provided in this Agreement, each Contractor shall be responsible for all taxes and other payments arising with respect to all Crude Oil Lifted by such Contractor.

        ARTICLE IV - NOTICES TO CONTRACTORS REGARDING PSC AND IJV
                              AVAILABILITY

4.1 On or before October 15th of each Year (Y), VICO shall notify all Contractors of the following:

    a.  VICO's estimate of PSC Availability of each Crude Oil
        Stream as of the last day of each Month of the ensuing
        Year (Y+1);

    b.  VICO's estimate for each Crude Oil Stream of Crude Oil
        Price, Cost Oil, Pertamina Share Oil and Domestic Market
        Obligation for the ensuing Year (Y+1); and

    c.  VICO's estimate of PSC Availability of each Crude Oil
        Stream allocated to each Contractor for Lifting during each Quarter of the following Year (Y+1).

4.2 Upon notification, if any, by Terminal Operator of the receipt from Pertamina of the notice issued pursuant to Section 4(c) of the Offtake Procedure, VICO shall send to each Contractor a notice detailing the following for each Crude Oil Stream:

    a. VICO's estimate of PSC Availability for each Month of the following Year (Y+1);

    b. Pertamina's estimate, if available, of the Domestic Market Obligation and Pertamina Share Oil which Pertamina will nominate for Lifting during each Quarter of the following
        Year (Y+1); and

     c. VICO's estimate of IJV Availability for each Quarter of the Year (Y+1).

4.3 VICO shall immediately notify the Contractors of the receipt from Pertamina of any notice of its decision to market Cost Oil under Section 7.1.1(d) of the PSC. Within twenty (20) days of receipt of VICO's notice of Pertamina's decision, each Contractor shall notify VICO if it elects to match the sales price designated by Pertamina for such Cost Oil and the volume of Cost Oil it plans to Lift from each Crude Oil Stream. All estimates of IJV Availability previously delivered under this Article shall be subject to revision in the event Pertamina should exercise its right to and does, in fact, market Cost Oil pursuant to Section 7.1.1(d) of the PSC.

  4.4 VICO shall issue each Month a revised estimate of IJV Availability of each Crude Oil Stream for the current Year
        (Y) by Quarters reflecting changes, if any, in the estimated PSC Availability, the applicable Crude Oil Price or in any other factor used by a Contractor to calculate the volume of Cost Oil as to that Crude Oil Stream.


ARTICLE V - NOTICES TO CONTRACTORS REGARDING CONTRACTORS'
                              AVAILABILITY

5.1 On or before the first (1st) day of each Month (M), VICO shall send to each Contractor a notice setting out the following information, which shall be presented separately for each Crude Oil Stream:

    a. Estimated Overlift or Underlift position of each Contractor and of Pertamina at the end of the preceding
        Month (M-1);

    b.  Estimated PSC Availability at the end of the preceding
        Month (M-1);

    c. The estimated additions to PSC Availability during the Month (M), the following Month (M+1) and a provisional forecast for the succeeding two (2) Months (M+2 and M+3);

    d. Pertamina's and each Contractor's Liftings for the Year to date and cargo nominations for the Month (M); and

    e. Each Contractor's Availability for the following Month (M+1) and the PSC Availability which is available for Lifting by Pertamina during such Month (M+1). For purposes of calculating a Contractor's Availability for the following Month (M+1) under this subsection, a Contractor shall be deemed to have Lifted the quantity of Crude Oil equal to its accepted nomination, if any, for the Month (M).

5.2 In the event VICO determines that there is a significant increase or decrease in the Cost Oil being attributed to the Contractors, VICO may choose to allocate such increased or decreased volumes to the Contractors in varying increments over any given period of Months (thereby increasing or reducing IJV Availability for such Months) in order to avoid any problems associated with a significant one-time alteration in the amount of Crude Oil available for Lifting by the Contractors or Pertamina.

5.3 Each Contractor's Interparty Imbalance shall be carried forward from each Year (Y) to the following Year (Y+1) and shall be included in the Contractor's Overlift or Underlift for such following Year (Y+1). Such carry-forward shall be performed in the manner prescribed by Section 5.4 hereof.

5.4 For each Year (Y) following the Effective Date, as to each Crude Oil Stream, VICO shall provide to all Contractors the following information (substantially in the form of Exhibit A attached hereto and made a part hereof) by March 1 of the following Year (Y+1):

    a. Each Contractor's Interparty Imbalance at the beginning of the Year (Y);

    b.  Each Contractor's Working Interest Share of additions to
        PSC Availability during the Year (Y);

    c. The actual quantities of Crude Oil Lifted by each Contractor during the Year (Y);

    d. The actual quantities of Crude Oil Lifted by Pertamina during the Year (Y); and

    e. Each Contractor's Interparty Imbalance at the end of the Year (Y).

5.5 In reporting quantities of Crude Oil Lifted by each Contractor during any period pursuant to this Article V, VICO shall utilize the best information available at the time of each such report. The Contractors recognize, however, that events occurring subsequent to a report may result in adjustments to the reported quantities of Crude Oil Lifted by one or more Contractors. Pending any such adjustment, information reported by VICO shall be considered valid for all purposes of this Agreement.

               ARTICLE VI - VESSEL NOMINATION AND SCHEDULING

6.1 The Lifting of Crude Oil by the Contractors shall be scheduled by VICO in conjunction with the Terminal Operator, which is the party ultimately responsible pursuant to the terms of the Santan Operating Agreement for coordinating the shipping program at the Santan Terminal. The actual Lifting of Crude Oil at the Santan Terminal shall be governed by the provisions of the Santan Operating Agreement (including the Offtake Procedure) and, as between the Contractors, the terms and conditions set forth herein, to the extent they do not conflict with the Santan Operating Agreement.

6.2 Not later than the fifth (5th) day of each Month (M), each Contractor shall advise VICO of its requested nomination(s) for each Crude Oil Stream for the forthcoming Month (M+1) and its provisional nominations for the following two (2) Months (M+2 and M+3). With respect to Month (M+1), such nomination(s) shall include the following:

    a.  The name of each vessel nominated to be loaded at Santan
        Terminal (the designation "TBN" being acceptable);

    b. The quantity to be delivered to each vessel, such quantity (when considered with other quantities co-loaded from the Santan Terminal pursuant to Section 6.7 hereof) not to exceed the applicable maximum or be lower than the applicable minimum established for an individual Lifting by Terminal Operator; and

    c.  The date range for each vessel, which range shall be two
        (2) days before and two (2) days after the expected arrival date.

6.3 If, in the opinion of VICO, cargo nominations received from the Contractors exceed the estimated IJV Availability of a Crude Oil Stream for any Month (M+1), then as to that Crude Oil Stream VICO shall bring such amounts into balance by application of the following procedures, in the sequence indicated:

    a. First, VICO shall endeavor to bring such amounts into balance by consultation among the Contractors.

    b. Second, should consultation be unsuccessful, then each nominating Contractor shall be allocated an amount equal to such Contractor's Availability or the amount of its nomination, whichever is less. For purposes of this
        Section 6.3, a Contractor's Availability shall be deemed to be zero (0) if it is otherwise determined to be a negative number.

    c. Third, should the aggregate of the amounts allocated pursuant to Subsection b. above exceed the estimated IJV Availability for Month (M+1), then in lieu of such allocation the IJV Availability shall be allocated for each Contractor based on the lesser of the following:

        i.   The Contractor's nomination; or

        ii. An amount determined for each nominating Contractor by multiplying the IJV Availability for Month (M+1) by a fraction having a numerator equal to such Contractor's Availability for Month (M+1) and a denominator equal to the sum of Contractor's Availabilities of all Contractors nominating for such Month.

    d. Fourth, any balance of the Crude Oil Stream available for Lifting following the procedure set out in Subsections a.
        through c. above shall be allocated to the nominating
        Contractors in the following order of priority:

        i. First, to a Contractor with a positive Contractor's Availability for Month (M+1) in an amount not exceeding such Contractor's nomination (or the balance thereof, as the case may be), and if there is more than one such Contractor, priority shall be established in sequence commencing first with the nomination submitted by the Contractor with the greatest Contractor's Availability for such Month; and

        ii. Second, to a Contractor with a negative Contractor's Availability for Month (M+1) in an amount not exceeding such Contractor's nomination (or the balance thereof, as the case may be), and if there is more than one such Contractor, first priority shall be established in sequence commencing with the nomination submitted by the Contractor with the smallest negative Contractor's Availability for such Month.

    Should two or more Contractors have Contractor's
    Availabilities of identical size, whether positive or negative, the highest ranking shall be given to the Contractor whose last Lifting (including, for this purpose, scheduled
    Liftings for the remainder of the Month) prior to the end of the Month (M) was earliest in time.

6.4 A Contractor whose Lifting has been reduced in accordance with
    Section 6.3 hereof shall have the right to withdraw its nomination by notice given promptly to VICO. In the event of such withdrawal, VICO shall reapply the priorities according to Section 6.3 hereof to all other nominations. With respect to any Month (M+1), all the adjustments, if any, which are to be made pursuant to Section 6.3 hereof and to this Section to the Contractors' nominations shall be taken into account before it is determined whether any conflict exists as described in Section 6.5 hereof.

6.5 If VICO receives two or more nominations, as adjusted pursuant to Sections 6.3 and 6.4 to the extent that such sections are applicable, which in terms of loading date conflict (which shall include being insufficiently separated in time to allow for the accumulation at Santan Terminal of PSC Availability necessary to supply in full the accepted nominations of the Contractors during the period under consideration), VICO shall endeavor to resolve such conflict (by means of one or more loading date alterations or loading quantity reductions, or both) by consultation with the Contractors. Should such endeavor be unsuccessful, then the nomination having the highest ranking (as determined in accordance with Section 6.3.d hereof) shall be accepted and the nomination(s) conflicting with it rejected. This Section shall be invoked whether the two or more nominations which conflict as to loading date are nominations for Lifting of the same or of different Crude Oil Streams. Any Contractor whose nomination is so rejected shall promptly be notified accordingly by VICO and shall have the right to submit, within two (2) working days of such notice, a further nomination for a date range in Month (M+1) other than (but which may overlap with) the date range for which it originally nominated and for a quantity of Crude Oil not greater than the quantity accepted by VICO in respect of the original nomination. The foregoing provisions of this Section shall be applied to any conflict between such further nomination and any other nomination with respect to Month (M+1). Notwithstanding the above, should the terms and provisions of the Offtake Procedure, including Exhibit 1, Tanker Nomination Procedure, attached thereto, conflict with the scheduling priorities as determined above, the provisions of the Offtake Procedure shall control.

6.6 With respect to Month (M+1), if insufficient nominations are received from the Contractors to enable, in VICO's reasonable opinion, a shipping program for that Month to be compiled which will keep available Crude Oil stocks of any Crude Oil Stream within available storage capacity of the Santan Terminal, then VICO shall endeavor through consultation with the Contractors to achieve a sufficient increase in such nominations. If such endeavor is unsuccessful, VICO shall determine the minimum acceptable level of production for that Crude Oil Stream and, should the aforesaid nominations be insufficient to permit that level of production to be maintained, one or more of the Contractors with a positive Contractor's Availability for that Crude Oil Stream shall be deemed to have nominated a quantity (or an additional quantity) of Crude Oil, beginning with the Contractor with the largest positive Contractor's Availability and followed successively, as necessary, by the Contractor(s) with the next largest positive Contractor's Availability, equal to the lesser of (i) the difference between the Contractor's Availability of such Contractor and its nomination submitted for the Month (M+1), or (ii) the remaining Barrels required to be Lifted to maintain the acceptable level of production. No Contractor shall be required to nominate a volume of Crude Oil pursuant to this provision which, when combined with any existing nomination of such Contractor, would be less than any minimum lift requirement imposed by Terminal Operator.

6.7 Contractors may nominate for less than full cargoes of Crude Oil, and the nominations of more than one Contractor may be Lifted and loaded onto the same vessel. Further, one or more Contractors may combine Liftings of a Crude Oil Stream with liftings of a fungible Crude Oil by another non-Contractor party from Santan Terminal.

6.8 Within one (1) day of receipt by VICO of the shipping program from Terminal Operator pursuant to Section 1.4 of Exhibit 1, Tanker Nomination Procedure, to the Offtake Procedure [but no later than the 18th day of each Month (or, in the case of February, the 16th day of such Month), assuming the proper and timely notice is given by Terminal Operator], VICO shall notify each Contractor of the accepted shipping program for the Month (M+1) and provisional programs for the following two
    (2) Months (M+2 and M+3) together with an expected loading date for the Month (M+1) within the five (5) day date range notified under Section 6.2 hereof (or applicable under Section
    6.5 or 6.6 hereof).

6.9 At least twelve (12) days prior to the expected loading date(s) referred to in Section 6.8, each Contractor Lifting in Month (M+1) shall:

    a. Establish with VICO a firmly scheduled three (3) day date range(s) of arrival at the Santan Terminal (within the date range(s) specified in Section 6.2.c hereof) for the Lifting(s) during Month (M+1) of nominations which are acceptable to the Lifting Contractor and VICO; and

    b. Submit to VICO the following information for each such Lifting in order that such information can be conveyed to Terminal Operator:
        i. Designation of the tanker, including both its name and size (the designation "TBN" being acceptable only if it is acceptable to Terminal Operator);
        ii. Date range of the Lifting(s) (as established pursuant to a. above);
        iii. Designation of Crude Oil Stream from which the Lifting is to be made;
        iv.  Quantity of Crude Oil to be loaded on each tanker;
        v. Designation of the Consignor and Consignee along with the required number of documentation copies needed for each (the standard documentation passing from Jakarta to the Santan Terminal to include a Bill of Lading reading "Freight Payable as Arranged", Certificate of Quantity, Certificate of Quality, Certificate of Origin, Cargo Manifest, Ullage Report, Tanker Time and Loading Report, the Master's Receipt for Sample, the Master's Receipt for Shipping Documents, the Dry Certificate and the Notice of Readiness);
        vi.  Destination of the tanker(s); and
        vii. Name of the Lifting Contractor or Contractors.

    The failure of a Lifting Contractor to provide the above-referenced information (with the exception of the name of the designated tanker) shall result in VICO having the right to invoke the emergency sale provisions of Article VIII hereof for the exclusive account of such Contractor, notwithstanding any provisions thereof to the contrary. Except as otherwise provided below, such accepted program for the forthcoming Month (M+1) shall be considered final and binding.

6.10 If as a result of circumstances arising after the establishment of a firm shipping program for a Month (M+1) such program becomes infeasible, VICO shall, in consultation with Terminal Operator and the Contractors, make such equitable revisions to the scheduled Lifting(s) of one or more Contractors as are necessary to restore the feasibility of the program.

6.11 In order to ensure continuous production, VICO shall be further empowered to request alterations to the programs notified pursuant to Section 6.8 hereof.

6.12 Any Contractor may at any time request changes to its scheduled Lifting and VICO shall endeavor to implement such changes to the extent practicable under the terms of the Offtake Procedure, provided such changes do not jeopardize the scheduled Lifting of any other Contractor or cause a reduction of production.

6.13 All other matters concerning the actual Lifting of Crude Oil at Santan Terminal, whether or not specifically addressed in this Agreement, including, but not limited to, substitution of vessels, changes in Lifting date ranges, notification requirements and other harbor procedures, applicable safety regulations and Santan Terminal documentation requirements, shall be governed by the Santan Operating Agreement and the Offtake Procedure attached thereto (including the Tanker Nomination Procedure which is attached as Exhibit 1 thereto), all of which are incorporated herein by reference as though fully set forth herein. The actual Liftings shall be ultimately scheduled and implemented by Terminal Operator; therefore, any notices required to be given to Terminal Operator by a Lifting Contractor shall be first submitted to VICO within a reasonable time prior to the date such notice is due under the applicable terminal procedures to allow VICO to relay such notice to Terminal Operator as required. VICO shall use its best efforts to relay by the appropriate time any notice to Terminal Operator on behalf of a Contractor but shall in no way be held responsible for a failure to do so.


                    ARTICLE VII - LAYTIME AND DEMURRAGE

The provisions of Part II of Exhibit 1, Tanker Nomination
Procedure, to the Offtake Procedure concerning laytime and demurrage shall be specifically incorporated herein for all purposes, including, but not limited to, the calculation of laytime and amounts due for demurrage, if any.


                     ARTICLE VIII - EMERGENCY DISPOSAL

8.1 If the production of Crude Oil or Natural Gas from the Contract Area is in jeopardy because insufficient quantities of any Crude Oil Stream have been Lifted or scheduled for Lifting and if, in the opinion of VICO, an emergency has thereby arisen, then VICO may take such action as may be reasonably necessary, including arranging for the disposition of sufficient quantities of that Crude Oil Stream so as to maintain the production of Crude Oil and Natural Gas at an acceptable rate. Such Crude Oil shall be sold by VICO through an independent broker selected by VICO on an F.O.B. Santan Terminal basis. VICO shall use its best efforts to receive the current market price for such Crude Oil sold, but in no way warrants its ability or the ability of the broker to do so. The quantities allocated to the Contractors as set forth below shall be sold by VICO for the separate accounts of the respective Contractors concerned.

8.2 Except as otherwise provided in Section 6.9 and in this Section, the quantity of Crude Oil in each Lifting under this Article (the "Emergency Lifting Quantity") shall be allocated to those Contractors (if any) which have an Underlift with respect to the relevant Crude Oil Stream as of a time immediately prior to the Lifting in question. However, if a Contractor has been scheduled to make a Lift pursuant to an accepted shipping program during a Month in which VICO deems an emergency to exist hereunder but such Lift has not occurred or been completed, or if a Contractor's nomination for the Month in which an emergency Lift occurs had been rejected pursuant to Section 6.5 hereof and was not rescheduled for such Month despite the best efforts of such Contractor to do so, the Barrels such Contractor is scheduled to Lift from the relevant Crude Oil Stream, or the Barrels attributable to such Contractor's rejected nomination, shall be subtracted from the Underlift attributable to such Contractor, if any, when determining the existence or size of a Contractor's Underlift for purposes of this Section. In addition, notwithstanding the foregoing, if a Contractor is underlifted at the time of an emergency Lift but has a positive Contractor's Availability for the relevant Crude Oil Stream at the beginning of the month in which such Lift occurs which is less than the minimum Lift requirement imposed by Terminal Operator, the Barrels comprising such Contractor's Underlift shall not be considered for purposes of allocating to such Contractor an Emergency Lifting Quantity hereunder. The Emergency Lifting Quantity (or a portion thereof) shall first be allocated to the Contractor having the largest Underlift for the relevant Crude Oil Stream. The number of Barrels allocated to such Contractor shall equal the number of Barrels that, when subtracted from such Contractor's Underlift, reduces such Underlift to the extent that it equals the Underlift of the second most underlifted Contractor. Thereafter, any remaining Emergency Lifting Quantity shall be allocated to both such underlifted Contractors equally, on a Barrel per Barrel basis, until their respective Underlifts, when reduced by the number of Barrels allocated hereunder, equal the size of the Underlift of the third most underlifted Contractor. This process shall continue in similar fashion until the entire Emergency Lifting Quantity has been allocated or until all Underlifts for the relevant Crude Oil Stream attributable to the Contractors have been eliminated. If the combined Underlifts of the Contractors pursuant to this Section is less than the Emergency Lifting Quantity, the volume in excess of such combined Underlifts shall be allocated to each respective Contractor based on such Contractor's Working Interest Share. Those Barrels allocated to a Contractor hereunder comprising a portion of the Emergency Lifting Quantity shall be considered as having been Lifted by such Contractor under the terms of this Agreement.

8.3 The proceeds from the sale of the Emergency Lifting Quantity (after deduction of all related costs, including the fee charged by the above-mentioned broker) shall be distributed to the Contractors in the proportion in which the Emergency Lifting Quantity was allocated to the Contractors in Section
    8.2 hereof.

8.4 VICO shall immediately advise each Contractor by means of facsimile transmission or telex whenever VICO decides to make a Lifting in accordance with this Article VIII. Upon confirmation of an emergency sale, VICO shall immediately advise each Contractor by means of facsimile transmission or telex of the terms of the sale, including the price, credit terms and the volume sold.


                    ARTICLE IX - ACCOUNTING PROCEDURES

9.1 Exhibit B, attached hereto and made a part hereof, prescribes the manner of Final Settlement with Pertamina and the manner in which Indonesian taxes shall be shared among the Contractors.


               ARTICLE X - CONFLICTS AND ORDER OF PRECEDENCE

10.1 The provisions of this Agreement shall be controlling as among the Contractors with regard to the matters referred to herein, and shall take precedence over any conflicting provisions of the Operating Agreement dated August 8, 1968 among the Contractors (or their predecessors in interest).

10.2 Should the provisions of this Agreement be inconsistent with the provisions of the Santan Operating Agreement, the Santan Operating Agreement shall be controlling.


                           ARTICLE XI - NOTICES

11.1 All notices related to this Agreement shall be in writing and delivered by certified mail, return receipt requested, or transmitted by telex or facsimile communication to the designated addresses listed below:

        LASMO SANGA SANGA LIMITED
        c/o Lasmo Trading Limited
        100, Liverpool Street
        London EC2M 2BB
        United Kingdom
        Attention:  David Barter
        Fax No.:  (011-44) 71-945-4602
        Telex No.:  8812970

        w/c.c.  LASMO SANGA SANGA LIMITED
        c/o The LASMO Companies in Indonesia
        10th Floor, Landmark Centre, Tower A
        Jalan Jenderal Sudirman No. 1
        P. O. Box 3415/Jkt.
        Jakarta 12910, Indonesia
        Attention:  Ian D. Brown
        Fax No.:  (011-62) 21-571-1004
        Telex No.:  45218 LOMSL 1A

        OPICOIL HOUSTON, INC.
        2801 Post Oak Blvd., Suite 300
        Houston, Texas 77056
        Attention:  C. Y. Chung
        Fax No.:  713-297-8108

        UNION TEXAS EAST KALIMANTAN LIMITED
        c/o Union Texas Petroleum Corporation
        1330 Post Oak Boulevard
        P. O. Box 2120
        Houston, Texas 77252
        Attention:  Crude Oil Marketing Department
        Fax No.:  713-968-2837
        Telex No.:  637-3790

        UNIVERSE GAS & OIL COMPANY, INC.
        NYK Tennoz Building
        2-20, Higashi-shinagawa 2-chome
        Shinagawa-ku, Tokyo 140
        Japan
        Attention:  Hitoshi Yamatoya
        Fax No.:  (011-81) 3-5462-0679
        Telex No.:  J26268

        w/c.c. Houston Liaison Office
        c/o Japex (U.S.) Corporation
        2700 Post Oak Boulevard, Suite 1200
        Houston, Texas 77056
        Attention:  Hideaki Miyakawa
        Fax No.:  713-871-9619

        VIRGINIA INDONESIA COMPANY
        P. O. Box 1551
        Houston, Texas 77251-1551
        Attention:  Crude Oil Offtake Coordinator
        Fax No.:  713-754-6998
        Telex No.:  166100

        VIRGINIA INTERNATIONAL COMPANY
        c/o The LASMO Companies
        One Houston Center
        1221 McKinney, Suite 600
        Houston, Texas 77010-2015
        Attention:  Andy Crouch
        Fax No.:  713-654-8527

        w/c.c. Virginia International Company
        c/o Union Texas Petroleum Corporation
        1330 Post Oak Boulevard
        P. O. Box 2120
        Houston, Texas 77252
        Attention:  Crude Oil Marketing Department
        Fax No.:  713-968-3606
        Telex No.:  203109


11.2 A Contractor may change its address or designated addressee(s) by written notice to the other Contractors.


                   ARTICLE XII - SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon each of the Contractors and their respective successors and assigns.

                       ARTICLE XIII - GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas. Any dispute relating to the interpretation of or performance under this Agreement shall be finally settled by arbitration in accordance with Section 9 of the Joint Venture Agreement, dated August 8, 1968, as amended, among the Contractors (or their predecessors in interest).


                          ARTICLE XIV - CAPTIONS

All captions, headings or titles appearing within the body of this Agreement are used solely for the purpose of identification and are not to be used in interpreting the rights, duties and obligations of the Contractors.


                       ARTICLE XV - ENTIRE AGREEMENT

This Agreement constitutes the entire agreement among the Contractors and supersedes all previous negotiations, commitments and writings with respect to the subject matter hereof.


                         ARTICLE XVI - AMENDMENTS

This Agreement may not be changed or modified in any manner, except by an instrument executed by the Contractors, in writing, and signed by each Contractor's duly authorized officer or representative.


                           ARTICLE XVII - WAIVER

No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.


    IN WITNESS WHEREOF, each of the Contractors has caused this Agreement to be executed by its duly authorized officer as of the Effective Date.


VIRGINIA INDONESIA COMPANY         LASMO SANGA SANGA LIMITED


By__________/s/____________________By__________/s/_________________




OPICOIL HOUSTON, INC.              UNION TEXAS EAST KALIMANTAN
LIMITED


By___________/s/__________________ By___________/s/______________




UNIVERSE GAS & OIL COMPANY, INC.      VIRGINIA INTERNATIONAL COMPANY


By___________/s/___________________   By___________/s/_______________

Exhibit A

         EXAMPLE OF IJV PARTY YEAR-END (OVER)/UNDER CARRY-FORWARD



                     [See ANDERSON - M:\123\CRUDE-4A]

Exhibit B

                           ACCOUNTING PROCEDURES
                    FOR FINAL SETTLEMENT WITH PERTAMINA
                              AND TAX MATTERS



1.   Final Settlement with Pertamina

     With respect to each Crude Oil Stream, within sixty (60) days after the end of each Year (Y), VICO shall send to each Contractor a notice setting forth the respective underlift or overlift position of the Contractors and Pertamina for each Crude Oil Stream, as documented in that certain report filed by VICO each year with Pertamina/BPPKA, entitled "Fourth Quarter Financial Status Report for East Kalimantan Area" (the "4th Quarter Report"). For purposes of this Exhibit B, any payment owed by either the Contractors or Pertamina for a Year (Y) based on the applicable underlift or overlift position described in the 4th Quarter Report shall be referred to as the "Final Settlement" for such Year (Y).

     Any Final Settlement payment received from Pertamina shall be distributed by VICO, within two (2) business days after receipt thereof, to the Contractors in proportion to their Working Interest Shares. Any Final Settlement amount due Pertamina by the Contractors shall be borne by the Contractors individually in proportion to their Working Interest Shares. Upon VICO's request, each Contractor shall advance to VICO its respective share of any payment due Pertamina pursuant to this Exhibit B.

     With respect to each Crude Oil Stream, if the Contractors make a payment to Pertamina or Pertamina makes a payment to the Contractors with respect to the Year (Y), the amount of Crude Oil Lifted by each Contractor during the Year (Y), as reported pursuant to Section 5.4 hereof, shall be adjusted, provided that, until the 4th Quarter Report is filed with Pertamina/BPPKA, the corresponding unadjusted positions shall be considered valid for the purposes of applying the provisions of Section 5.1 of this Agreement. If the Contractors make a payment to Pertamina, the amount of Crude Oil Lifted by each Contractor during the Year (Y) shall be reduced by the number of Barrels determined by dividing the amount (expressed in United States Dollars) the Contractor contributed to the payment to Pertamina by the price per Barrel utilized in the 4th Quarter Report, being the weighted average Crude Oil Price in effect during such Year. If Pertamina makes a payment to the Contractors, the amount of Crude Oil Lifted by each Contractor during the Year (Y) shall be increased by the number of Barrels determined by dividing the amount (expressed in United States Dollars) a Contractor received by the price per Barrel utilized in the 4th Quarter Report.


2.   Contractor's Share of Taxes

     As to each Crude Oil Stream, when the Final Settlement position between the Contractors and Pertamina is determined, a settlement between Contractors shall be made to ensure that the amount of Indonesian income taxes paid by each Contractor corresponds to the tax liability on each Contractor's final year-end lifting entitlement. The amount of Indonesian income taxes incurred on Crude Oil Lifted by a Contractor shall be computed as if such Contractor's Indonesian tax return was prepared taking into consideration such Contractor's Annual Crude Oil Gross Receipts but excluding therefrom such Contractor's Working Interest Share of cost recovery and investment credit. For purposes of the above computation, the Domestic Market Obligation adjustment shall be allocated to the Contractors based on their respective Working Interest Shares. Each Contractor shall bear its own lifting price variance. An adjustment will be made to each Contractor's taxable income for the Interparty Imbalance (in Barrels) multiplied by the price per Barrel utilized in the 4th Quarter Report.

     An illustration of the calculation of each Contractor's share of the final tax liability is attached.

     Each Contractor's income tax liability as determined above shall be compared to actual Indonesian income taxes paid, including each Contractor's share of taxes paid on Domestic Market Obligation receipts. As soon as practicable after the end of a Year, VICO shall notify the Contractors of the amount of taxes owed and paid by each Contractor with respect to such Year, and if during the course of such Year a Contractor has paid an amount in taxes which is below or in excess of its income tax liability, an appropriate adjustment shall be made with respect to such Contractor in the following month's cash call.


3.   Termination of Production, P.S.C.

     Once production of Crude Oil ceases or the Contract Area is returned to Pertamina, or at such earlier time as shall be agreed by the Contractors, the Contractors shall, within ninety (90) days of such date, meet to determine an interim settlement procedure among the Contractors, pending Final Settlement with Pertamina.

                                      Total     Contractor    Pertamina
                                      PSC       Share         Share
PSC Liftings for the Year-mbbls       6,800
PSC Average Price for Year-$/bbl      17.42
Gross Revenue-$000s                 118,475

Cost Recovery-$000s                  50,000      50,000            0
Equity-$000s                         68,475      23,344       45,131
DMO Requirement-$000s                     0     (10,097)      10,097
                                    118,475      63,246       55,229

Entitlement-mbbls                     6,800       3,630        3,170

                                              PARTNERS
                                       A       B        C       D      Total    Pertamina        Total PSC

Working Interest %                    40%      25%      20%     15%     100%

                                              Barrels
Actual Liftings       ICP
  Q1                 20.00            250     200      150      75      675      950              1,625
  Q2                 18.00            300     225      175     100      800      850              1,650
  Q3                 17.00              0     575      225     100      900      800              1,700
  Q4                 15.00            100     950      650     125    1,825        0              1,825
Total Liftings       17.42            650   1,950    1,200     400    4,200    2,600              6,800
Entitlement                         1,452     908      726     545    3,630    3,170              6,800
Total (Over)/Under Lift               802  (1,042)    (474)    145     (570)     570                  0
Settlement with Pertamina (1)         228     142      114      85      570     (570)                 0
Remaining (Over)/Under Balance      1,030    (900)    (360)    230        0        0                  0
Interparty Imbalance in
  Barrels (2)                      (1,030)    900      360    (230)      (0)       0                 (0)
                                        0       0        0       0       (0)       0                  0
VALUES
Revenues for Tax Purposes
Liftings Revenue at ICP            11,900  32,075   19,725   6,875   70,575   47,900            118,475
DMO Revenue (Assuming Old Oil)         46      29       23      17      116     (116)                 0
Over/Under Lift Adjustments at
  Weighted Average ICP:
  Final Settlement                 (3,972) (2,482)  (1,986) (1,489)  (9,929)   9,929                  0
  Interparty Imbalance             17,945 (15,681)  (6,272)  4,007        0        0                  0
Taxable Revenue-Entitlements
  Basis                            25,920  13,941   11,490   9,410   60,762   57,713            118,475
Less Cost Recovery                (20,000)(12,500) (10,000) (7,500) (50,000)
Taxable Income                      5,920   1,441    1,490   1,910   10,762
Tax @ 56%                           3,315     807      834   1,070    6,027


(1) Settlement is in cash at the end of the first quarter in year Y+1. Entitlements are adjusted accordingly in equivalent barrels.
(2) Settlement is in barrels in Year Y+1.

January 1, 1994


Mr. David Barter
LASMO SANGA SANGA LIMITED
c/o Lasmo Trading Limited
100, Liverpool Street
London EC2M 2BB
England, United Kingdom
Mr. C. Y. Chung
OPICOIL HOUSTON, INC.
2801 Post Oak Boulevard, Suite
300
Houston, Texas 77056
Mr. Chris J. Biggs
UNION TEXAS EAST KALIMANTAN
LIMITED
c/o Union Texas Petroleum
Corporation
1330 Post Oak Boulevard
P. O. Box 2120
Houston, Texas 77252
Mr. Hitoshi Yamatoya
UNIVERSE GAS & OIL COMPANY,
INC.
NYK Tennoz Building
2-20, Higashi-shinagawa 2-chome
Shinagawa-ku, Tokyo 140
Japan

Mr. Andy Crouch
VIRGINIA INTERNATIONAL COMPANY
c/o The LASMO Companies
One Houston Center
1221 McKinney, Suite 600
Houston, Texas  77010-2015

Re:   Establishment of Lifting Groups;
      Side Letter to Fourth Amended and Restated
                Implementation Procedures for Crude Oil Liftings


Gentlemen:

For purposes hereof, please refer to the Fourth Amended and Restated Implementation Procedures for Crude Oil Liftings (the "Agreement") dated effective January 1, 1994, by and among the undersigned. All references to article and section numbers herein are to the corresponding provisions in the Agreement, and all the terms used herein shall have the meanings attributed to them in the Agreement.

The Contractors hereby agree that, for the period herein stated, the right and obligation to Lift the Contractor's Availability of each Crude Oil Stream attributable to Virginia International Company ("Virginia International") and Virginia Indonesia Company ("VICO") under the terms and provisions of the Agreement shall be allocated and transferred in equal portions to LASMO Sanga Sanga Limited ("LASMO") and Union Texas East Kalimantan Limited ("UTP"). These two combinations of interests shall be referred to respectively as the "LASMO Lifting Group" and "UTP Lifting Group".

The interests of those Contractors comprising each of the LASMO Lifting Group and UTP Lifting Group shall be combined, and each group shall be considered as a Contractor under the Agreement, for purposes of determining or allocating, as the case may be, Working Interest Share, Contractor's Availability, Overlifts, Underlifts, annual and monthly nominations and entitlements, Emergency Lifting Quantity, Final Settlement and Domestic Market Obligation, subject to the further provisions hereof. Notwithstanding the foregoing, each of the Parties shall continue to prepare its individual tax returns based on its specific interest and shall be entitled to receive all notices as specified in Article XI.

As among the members of the two lifting groups created hereby, the nominations and Liftings of such groups shall be allocated based on a Contractor's prorata share of the combined interests of the lifting group participants. These percentages are as follows:

                    LASMO or UTP . . . . . . . . . .  69.42148%
                    Virginia International . . . . .  20.66116%
                    VICO . . . . . . . . . . . . . .   9.91736%

              The agreement set forth herein shall remain in effect for so long as (i) each of LASMO plc and Union Texas Petroleum Holdings, Inc., directly or indirectly through their respective subsidiaries, continues to own fifty percent (50%) of the Unimar Company, which in turn indirectly owns Virginia International and VICO or (ii) the Agreement is terminated, whichever first occurs.

              If the foregoing fully and accurately sets forth our agreement, please indicate your acceptance of this letter in the appropriate space below.


                                  Sincerely,

VIRGINIA INDONESIA COMPANY


By:      _______________/S/_____________________
         Name:
         Title:

ACCEPTED and AGREED to
this ________ day of ________________, 1995

LASMO SANGA SANGA LIMITED


By:      _______________/S/_____________________
         Name:
         Title:

         ACCEPTED and AGREED to
         this ________ day of ________________, 1995




OPICOIL HOUSTON, INC.


By:      _________________/S/___________________
         Name:
         Title:

         ACCEPTED and AGREED to
         this ________ day of ________________, 1995




UNION TEXAS EAST KALIMANTAN LIMITED


By:      __________________/S/__________________
         Name:
         Title:

         ACCEPTED and AGREED to
         this ________ day of ________________, 1995

UNIVERSE GAS & OIL COMPANY, INC.


By:      _________________/S/___________________
         Name:
         Title:

         ACCEPTED and AGREED to
         this ________ day of ________________, 1995




VIRGINIA INTERNATIONAL COMPANY


By:      _________________/S/___________________
         Name:
         Title:

         ACCEPTED and AGREED to
         this ________ day of ________________, 1995
cc:      LASMO SANGA SANGA LIMITED
         c/o The LASMO Companies in Indonesia
         10th Floor, Landmark Centre, Tower A
         Jalan Jenderal Sudirman No. 1
         P. O. Box 3415/Jkt.
         Jakarta 12910, Indonesia
         Attention:  Ian D. Brown

         UNIVERSE GAS & OIL COMPANY, INC.
         Houston Liason Office
         c/o Japex (U.S.) Corporation
         2700 Post Oak Boulevard, Suite 1200
         Houston, Texas  77056

         VIRGINIA INTERNATIONAL COMPANY
         c/o Union Texas Petroleum Corporation
         1330 Post Oak Boulevard
         P. O. Box 2120
         Houston, Texas 77252
         Attention:  Crude Oil Marketing Department

         File 246-2